EXHIBIT 99.1

PRESS RELEASE

PACIFIC ETHANOL, INC. ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

Highlights

•	Net sales up 63% over Q1 of 2007 and up 24% from Q4 of 2007
•	Gallons sold up 58% from Q1 of 2007 to 59.2 million gallons
•	Loss per diluted share of $0.90, which includes a non-cash goodwill impairment net of noncontrolling interests of $0.96 per share
•	SG&A as percentage of net sales improved 37% to 6.1% from 9.6% in Q1 of 2007
•	EBITDA grew 159% to $12.4 million for the quarter from $4.8 million for Q1 of 2007
•	Burley, Idaho plant completed start up

Sacramento, CA, May 19, 2008 – Pacific Ethanol, Inc. (NASDAQ GM: PEIX), the leading West Coast-based marketer and producer of ethanol, today announced its financial results for the quarter ended March 31, 2008.

Three Months Ended March 31, 2008

For the quarter ended March 31, 2008, the Company reported net sales of $161.5 million, an increase of $62.3 million, or 63%, compared to $99.2 million for the same period in 2007. This increase in net sales is primarily due to a substantial increase in sales volume, which was partially offset by lower average sales prices. The Company’s sales volume increased by 21.7 million gallons, or 58%, to 59.2 million gallons, compared to 37.5 million gallons for the same period in 2007. The Company’s average sales price of ethanol decreased by $0.04 per gallon, or 2%, to $2.30 per gallon compared to an average sales price of $2.34 per gallon in the first quarter of 2007.

Average corn prices rose significantly in the three months ended March 31, 2008 as compared to the same period in 2007. The Company partially offset increased corn costs with derivative gains of $2.2 million for the three months ended March 31, 2008 as compared to a loss of $303,000 from derivatives for the three months ended March 31, 2007. Gross profit for the first quarter of 2008 totaled $15.7 million compared to $15.3 million in the first quarter of 2007. The Company’s gross margin was 9.7% for the three months ended March 31, 2008 compared to 15.4% in the same period in 2007.

The Company completed its annual goodwill impairment test as of March 31, 2008. With the overall softening in the ethanol industry since the Company’s acquisition of its interest in Front Range Energy, LLC, market valuations indicated impairment of goodwill. As a result, the Company recorded a non-cash goodwill impairment of $87.0 million. Of this amount $48.4 million relates to noncontrolling interests of the Company’s variable interest entity, resulting in net goodwill impairment of $38.6 million, which is included in the Company’s net loss for the first quarter of 2008.

The Company’s net loss for the first quarter of 2008 was $35.2 million compared to net income of $3.0 million for the first quarter of 2007. Loss available to common stockholders for the first quarter of 2008 was $36.3 million compared to $1.9 million for the first quarter of 2007. The Company reported loss per common share of $0.90 for the first quarter of 2008 as compared to income per common share of $0.05 for the same period in 2007. The loss per share for the first quarter of 2008 includes a non-cash goodwill impairment of $0.96 per share. The Company’s weighted-average number of diluted shares outstanding for the first quarter of 2008 totaled 40.1 million.

The Company’s CEO, Neil Koehler, observed that “We achieved record sales and are pleased to report solid operational results for the first quarter.  Our Madera, Columbia and the Front Range facilities continue to produce over design basis and our Magic Valley plant has successfully completed start up.  We continued to hold overhead costs relatively steady from the first quarter of 2007, even as we experience ongoing dynamic growth. Our destination model has increased the availability of renewable fuels and high quality feed products in the Western US.  With high oil prices and limited expansion possibilities in oil production, we are providing a critically needed and valuable transportation fuel to the marketplace.”

Reconciliation of EBITDA to Net Income (Loss)

This press release contains, and the Company’s conference call will include, references to unaudited earnings before interest, taxes, depreciation and amortization, including goodwill impairment (“EBITDA”), a financial measure that is not in accordance with generally accepted accounting procedures (“GAAP”).  The table set forth below provides a reconciliation of EBITDA to net income (loss). Management believes that EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period  basis.  EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.  EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Earnings Call
The Company will host a live conference call and webcast today at 10:00 AM EDT / 7:00 AM PDT.  Neil Koehler, Chief Executive Officer, and Joseph Hansen, Chief Financial Officer, will host the call.

To listen to the conference call, United States callers may dial 866-356-4279.  International callers may dial 617-597-5394.  All callers should enter access code 64712247.

A link to the live audio webcast of the Company’s earnings conference call may be found on the Company’s website at www.pacificethanol.net.

Approximately one hour after the conclusion of the call, an audio replay of the call will be available. To listen to the replay, United States callers may dial 888-286-8010. International callers may dial 617-801-6888.  All callers should enter access code 17981767. The replay will be available through June 3, 2008.

About Pacific Ethanol, Inc.
Pacific Ethanol is the largest West Coast-based marketer and producer of ethanol.  Pacific Ethanol has ethanol plants in Madera, California; Boardman, Oregon; and Burley, Idaho and has an additional plant under construction in Stockton, California.  Pacific Ethanol also owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado. Central to Pacific Ethanol’s growth strategy is its destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both fuel and feed.  Pacific Ethanol’s goal is to achieve 220 million gallons per year of ethanol production capacity in 2008 and to increase total production capacity to 420 million gallons per year in 2010.  In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies, such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to successfully and timely complete, in a cost-effective manner, construction of its remaining ethanol plant under construction; the ability of Pacific Ethanol to obtain all necessary financing to complete the construction of its other planned ethanol production facilities; the ability of Pacific Ethanol to timely complete its ethanol plant build-out program and to successfully capitalize on its internal growth initiatives; the ability of Pacific Ethanol to operate its plants at their planned production capacities; the price of ethanol relative to the price of gasoline; and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2008.

(tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Net sales	$161,535	$99,242
Cost of goods sold	145,877	83,901
Gross profit	15,658	15,341
Selling, general and administrative expenses	9,865	9,502
Goodwill impairment	87,047	--
Income (loss) from operations	(81,254)	5,839
Other income (expense), net	(2,300)	75
Income (loss) before noncontrolling interest in variable interest entity	(83,554)	5,914
Noncontrolling interest in variable interest entity	48,403	(2,939)
Net income (loss)	$(35,151)	$2,975
Preferred stock dividends	$(1,101)	$(1,050)
Income (loss) available to common stockholders	$(36,252)	$1,925
Net income (loss) per share, basic and diluted	$(0.90)	$0.05
Weighted-average shares outstanding, basic	40,088	39,672
Weighted-average shares outstanding, diluted	40,088	40,122

PACIFIC ETHANOL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
ASSETS	2008	2007
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$21,071	$5,707
Investments in marketable securities	15,435	19,353
Accounts receivable, net	28,011	28,034
Restricted cash	14,672	780
Inventories	21,355	18,540
Prepaid expenses	1,079	1,498
Prepaid inventory	4,514	3,038
Derivative instruments	151	1,613
Other current assets	4,870	3,630
Total current assets	111,158	82,193
Property and equipment, net	531,028	468,704
Other Assets:
Goodwill	--	88,168
Intangible assets, net	6,103	6,324
Other assets	9,356	6,211
Total other assets	15,459	100,703
Total Assets	$657,645	$651,600

*           Amounts derived from the audited financial statements for the year ended December 31, 2007.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except par value)

	March 31,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2008	2007
	(unaudited)	*
Current Liabilities:
Accounts payable – trade	$19,745	$22,641
Accrued liabilities	6,549	5,570
Accounts payable and accrued liabilities – construction-related	58,757	55,203
Contract retentions	2,621	5,358
Other liabilities – related parties	--	900
Current portion – notes payable	53,654	17,315
Short-term note payable	4,500	6,000
Derivative instruments	18,382	10,353
Other current liabilities	4,011	2,956
Total current liabilities	168,219	126,296

Notes payable, net of current portion	151,346	144,971
Other liabilities	2,888	1,965
Total Liabilities	322,453	273,232
Commitments and Contingencies
Noncontrolling interest in variable interest entity	49,348	96,082
Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 5,316 shares issued and outstanding as of March 31, 2008 and December 31, 2007 Series B: 2,051 and 0 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	7	5
Common stock, $0.001 par value; 100,000 shares authorized; 40,622 and 40,606 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	41	41
Additional paid-in capital	443,289	402,932
Accumulated other comprehensive loss	(2,932)	(2,383)
Accumulated deficit	(154,561)	(118,309)
Total stockholders’ equity	285,844	282,286
Total Liabilities and Stockholders’ Equity	$657,645	$651,600

*           Amounts derived from the audited financial statements for the year ended December 31, 2007.

Reconciliation of  EBITDA to Net Income (Loss)

	Three Months Ended March 31,
(In thousands) (Unaudited)	2008	2007

Net income (loss)	$(35,151)	$2,975
Adjustments:
Interest expense*	5,206	815
Interest income*	(125)	(1,673)
Income taxes	--	--
Goodwill impairment	38,636	--
Depreciation and amortization expense*	3,871	2,684
Total adjustments	47,588	1,826
EBITDA	$12,437	$4,801
__________
*  adjusted for noncontrolling interest.

Commodity Price Performance

	Three Months Ended March 31,
(Unaudited)	2008	2007

Ethanol sales (million gallons)	59.2	37.5

Ethanol sales price per gallon	$2.30	$2.34

Delivered corn cost per bushel	$5.33	$3.69
Average basis	0.77	0.59
Corn cost – CBOT equivalent	$4.56	$3.10

Co-product return % (1)	26.4%	30.9%

Production commodity margin per gallon (2)	$0.91	$1.43

(1) Co-product revenue as a percentage of delivered cost of corn
(2) Ethanol sales price per gallon less net cost of corn (delivered cost of corn less co-product revenue)

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